News Release

Exhibit 99.1

Contact(s):	Media Inquiries:	Visteon Corporation
	Kimberly A. Welch	Corporate Communications
	(313) 755-3537	17000 Rotunda Drive
	kwelch5@visteon.com	Dearborn, Michigan 48120
Facsimile: 313-755-7983

Jim Fisher
(313) 755-0635
jfishe89@visteon.com

VISTEON APPOINTS GEORGE E. STRICKLER EXECUTIVE VICE PRESIDENT AND CHIEF
FINANCIAL OFFICER

DEARBORN, Mich., November 17, 2003 — Visteon Corporation (NYSE: VC) today announced the appointment of George E. Strickler as executive vice president and chief financial officer, effective December 1, 2003. Strickler has been chief financial officer and executive vice president of BorgWarner Inc. since 2001 and served 30 years in key financial positions at The Goodyear Tire & Rubber Co. He succeeds Daniel R. Coulson, who is retiring after a distinguished 38-year career at Visteon and Ford Motor Co.

Reporting to Visteon Chairman and Chief Executive Officer Pete Pestillo, Strickler will provide financial and operations leadership and will oversee the finance office, which includes the controller, treasury, tax and audit operations that support Visteon’s global activities. Strickler also will serve on Visteon’s Strategy Council.

“George brings an exceptionally strong financial background and a wealth of experience in global operating environments,” Pestillo said. “He is an articulate and energetic leader who will fit in well with our management team and enhance our relationships with key stakeholders.”

Coulson was director of worldwide accounting for Ford before joining Visteon prior to its spin-off from the auto manufacturer in 2000. He began at Ford as an accountant in 1965.

“I want to express my sincere gratitude to Dan for his leadership, counsel and many important contributions at a critical time in Visteon’s history,” Pestillo said. “Dan has truly been a guiding force for Visteon. His integrity in financial reporting and controls is beyond reproach, and his overall professionalism has been a steadying influence during a period of great change for our company and our industry.”

News Release

Strickler has extensive experience in business operations, financial control, external reporting, treasury, strategy and corporate development, and governance. Prior to joining BorgWarner in 2001, Strickler served as chief financial officer and executive vice president at Lake West Group, a consulting company in Cleveland, Ohio, specializing in practice areas ranging from business planning and strategy to profitability analysis. From 1969-99, Strickler held numerous positions with increasing leadership responsibility at Goodyear. Strickler was the chief accounting officer for Goodyear prior to his last position as corporate vice president and vice president, finance, North America.

Strickler holds a bachelor’s degree in accounting from Pennsylvania State University and a master’s degree in business administration, with a concentration in finance, from the University of Akron. He is also a certified public accountant. He completed the Harvard Advanced Management Program in 1999. Strickler was recently voted CFO of the Year for Chicago for 2003 by the National Investor Relations Institute and the Kellogg School of Management at Northwestern University.

Visteon Corporation is a leading full-service supplier that delivers consumer-driven technology solutions to automotive manufacturers worldwide and through multiple channels within the global automotive aftermarket. Visteon has approximately 75,000 employees and a global delivery system of more than 180 technical, manufacturing, sales and service facilities located in 25 countries.

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